Filed Pursuant to Rule 424(b)(2)
Registration No. 333-239159

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
5.00% Fixed-to-Floating Rate Subordinated Notes due 2030	$100,000,000	100%	$100,000,000	$12,980.00

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3ASR (File No. 333-239159) filed by the registrant on June 12, 2020.

Prospectus Supplement

(To Prospectus dated June 12, 2020)

$100,000,000

5.000% Fixed-to-Floating Rate Subordinated Notes due 2030

We are offering $100,000,000 aggregate principal amount of our 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (which we refer to as the “Notes”). The Notes will mature on June 30, 2030. From and including the date of issuance to, but excluding June 30, 2025 or the date of earlier redemption, we will pay interest on the Notes semi-annually in arrears on June 30, and December 30 of each year, at a fixed annual interest rate equal to 5.000%. From and including June 30, 2025 to but excluding the maturity date or the date of earlier redemption, we will pay interest on the Notes quarterly in arrears on March 30, June 30, September 30 and December 30 of each year at an annual interest rate equal to a Benchmark rate (as defined herein), which is expected to be Three-Month Term SOFR (as defined herein), reset quarterly, plus 489 basis points, (4.890%). Notwithstanding the foregoing, in the event that the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

We may at our option, beginning with the interest payment date of June 30, 2025 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes — Redemption” in this prospectus supplement. Any early redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations. The Notes will not be convertible or exchangeable.

There is no sinking fund for the Notes. The Notes will be general unsecured, subordinated obligations of Banner Corporation and will rank junior to all of our existing and future senior indebtedness, including all indebtedness and other liabilities owing to our general creditors. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our bank subsidiaries, including Banner Bank. The Notes will be obligations of Banner Corporation only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

The Notes will not be listed on any securities exchange or quoted on a quotation system. Currently, there is no public trading market for the Notes.

	Per Note	Total
Public offering price(1)	100.000%	$100,000,000
Underwriting discount	1.500%	$1,500,000
Proceeds to us (before expenses)	98.500%	$98,500,000

(1)	Plus accrued interest, if any, from June 30, 2020 to the date of delivery.

Investing in the Notes involves risks. Before investing in the Notes, potential purchasers of the Notes should consider the information under “Risk Factors” beginning on page S-15 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated herein by reference.

The Notes are not savings accounts, deposits or other obligations of our subsidiary banks, Banner Bank and Islanders Bank, or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency or instrumentality. None of the U.S. Securities and Exchange Commission (“SEC”), the FDIC, the Federal Reserve, any other bank regulatory agency or any state securities commission has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (which, along with its successors, we refer to as “DTC”), and its direct participants, against payment therefor in immediately available funds, on or about June 30, 2020 which is the third business day following the date of pricing the subordinated notes (such settlement being referred to as “T+3”). See “Underwriting” in this prospectus supplement for details.

Joint Book-Running Managers

BofA Securities	Piper Sandler

The date of this prospectus supplement is June 25, 2020

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “Banner,” the “Company,” “we,” “us,” “our” or similar references mean Banner Corporation and its consolidated subsidiaries. References to the “Banks” mean Banner Bank and Islanders Bank, which are our wholly-owned bank subsidiaries.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus before deciding to purchase the Notes.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. If any information conflicts with any statement in a document that we have incorporated by reference into this prospectus supplement, then you should consider only the statement in the most recent document.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and in any free writing prospectus with respect to this offering filed by us with the SEC in making your investment decision. We have not authorized anyone to provide you with information other than that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus or any free writing prospectus with respect to this offering filed by us with the SEC. We take no responsibility for and provide you with no assurance as to the reliability of, any other information others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are not offering to sell nor seeking offers to buy the Notes in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Information that we file with the SEC can also be found on our website, www.bannerbank.com by clicking “About Us”, then “Investor Relations” and then “SEC Filings.” All Internet addresses provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We also have filed the registration statement with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC when we registered such securities. The registration statement may contain additional information that may be important to you.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules), which are considered to be a part of this prospectus supplement:

Report(s)	Period(s) of Report(s) or Date(s) Filed

• Annual Report on Form 10-K	For the fiscal year ended December 31, 2019

• Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2020

• Current Reports on Form 8-K	Filed on April 9, 2020, May 1, 2020 and June 22, 2020

All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed will also be incorporated by reference into this prospectus supplement and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement commencing on the date on which the document is filed.

S-iii

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Banner Corporation.

Attn: Rich Arnold

Senior Vice President, Investor Relations

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

You should rely only on the information incorporated by reference or set forth in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriter, dealers or agents have authorized anyone else to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any other offering material or any document incorporated by reference herein is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we incorporate by reference herein and therein, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could” and the negative of these terms and similar words, although some forward-looking statements may be expressed differently. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company and its subsidiaries. Our ability to predict results or the actual effects of future plans or strategies is inherently uncertain. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. Further, annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The novel coronavirus disease, or COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to:

•

the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions;

S-iv

•

results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities;

•	competitive pressures among depository institutions;

•	interest rate movements and their impact on customer behavior and net interest margin;

•	the impact of repricing and competitors’ pricing initiatives on loan and deposit products;

•	fluctuations in real estate values;

•	the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place;

•	the ability to access cost-effective funding;

•	changes in financial markets;

•	changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular;

•	the costs, effects and outcomes of litigation;

•

legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities;

•	changes in accounting principles, policies or guidelines;

•	future acquisitions by Banner of other depository institutions or lines of business;

•	future goodwill impairment due to changes in Banner’s business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors;

•	natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which we operate; and

•

other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the SEC including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the COVID-19 pandemic. You are cautioned not to place undue reliance on any forward-looking statements which reflect management’s analysis and expectations only as of the date of such statements. Forward-looking statements speak only as of the date they are made, and the Company does not intend, and undertakes no obligation, to publicly revise or update forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by federal securities law.

Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Where Can You Find More Information” to determine whether an investment in the Notes is appropriate for you.

Banner Corporation

Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of March 31, 2020, its 173 branch offices, including 84 branch offices located in Washington, 43 branch offices located in Oregon, 34 branch offices located in California and 12 branch offices located in Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three branch offices in San Juan County, Washington. Banner is subject to supervisions and regulation by the Federal Reserve Board.

Banner Bank is a regional bank that offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank that offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. Banner Bank’s and Islanders Bank’s primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon, California and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one-to four-family residential loans, U.S. Small Business Administration (SBA) loans and consumer loans. A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon.

Banner’s executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362. Banner’s telephone number is (509) 527-3636 and its website is www.bannerbank.com. The information on Banner’s website is not a part of this prospectus supplement and the reference to Banner’s website address does not constitute incorporation by reference of any information on that website into this prospectus supplement. Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “BANR.”

At March 31, 2020, on a consolidated basis, we had total assets of $12.78 billion, $9.29 billion in total loans, deposits of $10.45 billion and stockholders’ equity of $1.60 billion.

Recent Developments

The COVID-19 pandemic and resulting travel bans, closure of non-essential businesses, social distancing measures and government responses across the country have had a profound impact on the global economy, financial markets and how business has been conducted across all industries and have affected many of our customers and clients. We have taken proactive and disciplined steps to promote the safety and overall wellbeing of our employees, customers and stakeholders, as well as to manage our financial performance. Steps taken include activation of our business continuity plan, formation of a communication and action task force, cost containment measures, restrictions on business travel, conversion of in-person meetings to virtual and a work-from-home mandate.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law. The CARES Act contains provisions to assist individuals and businesses, including the SBA Paycheck Protection Program, or PPP. The PPP has provided an aggregate of up to $659 billion in guaranteed loans that are forgivable if certain requirements are met. We have been actively participating in the PPP since the SBA began accepting applications in April 2020. We have received SBA approval on $1.2 billion of these loans, of which $1.1 billion in PPP loans were funded through the end of May 2020.

We also have worked with our customers to implement appropriate loan modifications in certain circumstances. To that end, we have implemented short-term deferral programs allowing customers to primarily defer either interest payments or principal and interest payments for up to three months. In addition we have entered into payment forbearance agreements with other customers for periods of up to six months. As of May 31, 2020, $1.03 billion in loans have been modified through these programs. Notwithstanding these modifications, these borrowers may not be able to resume making full payments on their loans once the COVID-19 pandemic is resolved.

There is pervasive uncertainty surrounding the future economic conditions that will emerge in the months and years following the start of the pandemic. As a result, management is confronted with a significant and unfamiliar degree of uncertainty in estimating the impact of the pandemic on credit quality. Currently, we estimate the provision for credit losses for the quarter ended June 30, 2020 ranges from $27 million to $36 million.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

The following table sets forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2019 (which have been derived from our audited consolidated financial statements), and as of and for the three months ended March 31, 2020 and 2019 (which have been derived from our unaudited consolidated financial statements). You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the three months ended March 31, 2020 and 2019 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements. In the opinion of management, all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the results for such periods have been included. The results of operations and other data for the three months ended March 31, 2020 are not necessarily indicative of the results which may be expected for any future period or for the full year.

		December 31,
	March 31, 2020	2019	2018	2017	2016	2015
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$12,780,950	$12,604,031	$11,871,317	$9,763,209	$9,793,688	$9,796,298
Cash and securities (1)	2,362,111	2,121,022	2,168,535	1,463,274	1,346,588	1,655,290
Loans receivable, net	9,155,256	9,204,798	8,588,110	7,509,856	7,265,151	7,236,496
Deposits	10,449,537	10,048,641	9,477,048	8,183,431	8,121,414	8,055,068
Borrowings	475,559	687,778	773,275	194,769	255,101	324,186
Common shareholders’ equity	1,601,700	1,594,034	1,478,595	1,272,626	1,305,710	1,300,059
Total shareholders’ equity	1,601,700	1,594,034	1,478,595	1,272,626	1,305,710	1,300,059
Shares outstanding	35,102	35,752	35,183	32,726	33,193	34,242

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
			(Dollars in thousands, except per share data)
Selected Operating Data:
Interest income	$131,665	$129,996	$529,679	$463,632	$412,284	$391,477	$254,433
Interest expense	12,407	13,892	56,768	32,659	19,250	16,408	12,154

Net interest income before provision for loan losses	119,258	116,104	468,911	430,973	393,034	375,069	242,279
Provision for loan losses	21,748	2,000	10,000	8,500	8,000	6,030	—

Net interest income	97,510	114,104	458,911	422,473	385,034	369,039	242,279
Deposit fees and other charges	9,803	12,618	46,632	48,074	43,452	41,911	33,767
Mortgage banking operations revenue	10,191	3,415	22,215	21,343	20,880	25,552	17,720
Net change in valuation of financial instruments carried at fair value	(4,596)	11	(208)	3,775	(2,844)	(2,620)	(813)
All other non-interest income	3,767	2,081	13,310	10,816	23,712	11,382	4,778

Total non-interest income	19,165	18,125	81,949	84,008	85,200	76,225	55,452
REO operations expense (recoveries), Net	100	(123)	303	804	(2,030)	175	397
All other non-interest expenses	95,085	90,137	357,425	340,567	321,000	315,449	229,363

Total non-interest expense	95,185	90,014	357,728	341,371	318,970	315,624	229,760

Income before provisions for income tax expense	21,490	42,215	183,132	165,110	151,264	129,640	67,971
Provision for income taxes	4,608	8,869	36,854	28,595	90,488	44,255	22,749

NET INCOME	$16,882	$33,346	$146,278	$136,515	$60,776	$85,385	$45,222

Per Share Data:
Net income
Basic	$0.48	$0.95	$4.20	$4.16	$1.85	$2.52	$1.90
Diluted	0.47	0.95	4.18	4.15	1.84	2.52	1.89

Common shareholders’ equity per share (2)	$45.63	$42.99	$44.59	$42.03	$38.89	$39.34	$37.97
Common shareholders’ tangible equity per share (3)	34.23	32.47	33.33	31.45	30.78	31.06	29.64

Cash dividends	$0.41	0.41	2.64	1.96	2.00	0.88	0.72
Dividend payout ratio (basic)	85.42%	43.16%	62.86%	47.12%	108.11%	34.92%	37.89%
Dividend payout ratio (diluted)	87.23%	43.16%	63.16%	47.23%	108.70%	34.92%	38.10%

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Key Financial Ratios:
Return on average assets (4)	0.54%	1.15%	1.22%	1.29%	0.60%	0.87%	0.72%
Return on average common equity (5)	4.23	9.01	9.50	10.45	4.57	6.41	5.56
Average common equity to average assets	12.70	12.72	12.85	12.37	13.09	13.54	12.87
Interest rate spread(6)	4.17	4.33	4.27	4.40	4.23	4.19	4.09
Net interest margin(7)	4.19	4.37	4.30	4.43	4.24	4.20	4.10
Noninterest income to average assets	0.61	0.62	0.68	0.80	0.84	0.78	0.88
Noninterest expense to average assets	3.03	3.09	2.98	3.23	3.14	3.21	3.64
Efficiency ratio(8)	68.76	67.06	64.94	66.29	66.70	69.94	77.17
Average interest-earning assets to funding liabilities	105.76	106.12	106.09	106.09	105.69	105.84	107.59

Selected Financial Ratios:
Allowance for loan losses as a percentage of total loans at end of period	1.41%	1.12%	1.08%	1.11%	1.17%	1.15%	1.07%
Net (charge-offs) recoveries as a percentage of average outstanding loans during the period	0.004	(0.013)	(0.07)	(0.01)	(0.07)	0.03	0.04
Non-performing assets as a percentage of total assets	0.36	0.19	0.32	0.16	0.28	0.35	0.28
Allowance for loan losses as a percentage of non-performing loans (9)	298.86	504.37	253.95	616.36	329.38	380.87	512.47
Common shareholders’ tangible equity to tangible assets (10)	9.70	10.04	9.77	9.62	10.61	10.83	10.68

Consolidated Capital Ratios:
Total capital to risk-weighted assets	12.98%	13.55%	12.93%	13.12%	13.81%	13.40%	13.63%
Tier 1 capital to risk-weighted assets	11.85	12.53	11.97	12.12	12.77	12.41	12.65
Tier 1 capital to average leverage assets	10.45	10.73	10.71	10.98	11.34	11.83	11.06
Common equity tier 1 capital to risk-weighted assets	10.52	11.13	10.63	10.75	11.30	11.19	12.13

Other Data:
Full time equivalent employees	2,186	2,144	2,198	2,187	2,078	2,078	2,063
Number of branches	176	176	178	182	178	190	202

(notes on following page)

(1)	Includes securities trading, available-for-sale and held-to-maturity.
(2)	Calculated using shares outstanding, excluding unearned restricted shares held in ESOP.
(3)

We calculate tangible book value per share, a non-GAAP financial measure, by dividing tangible common equity by the number of common shares outstanding. Reconciliations of the GAAP and non-GAAP financial measures are presented below under Non-GAAP Financial Measures.

(4)	Net income divided by average assets.
(5)	Net income divided by average common equity.
(6)	Difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest income before provision for loan losses as a percent of average interest-earning assets.
(8)	Non-interest expenses divided by the total of net interest income before loan losses and non-interest income.
(9)	Non-performing loans consist of nonaccrual and 90 days past due loans still accruing interest.
(10)

Common shareholders’ tangible equity per share and the ratio of tangible common shareholders’ equity to tangible assets are non-GAAP financial measures. We calculate tangible common equity by excluding the balance of goodwill and other intangible assets from shareholders’ equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from total assets. We believe that this is consistent with the treatment by our bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our capital position. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non–GAAP measures, see “Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

	March 31,		December 31,
	2020	2019	2019	2018	2017	2016	2015
TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS

Shareholders’ equity (GAAP)	$1,601,700	$1,511,191	$1,594,034	$1,478,595	$1,272,626	$1,305,710	$1,300,059
Exclude goodwill and other intangible assets, net	400,278	369,801	402,279	372,078	265,314	274,745	285,210

	$1,201,422	$1,141,390	$1,191,755	$1,106,517	$1,007,312	$1,030,965	$1,014,849

Total assets (GAAP)	$12,780,950	$11,740,285	$12,604,031	$11,871,317	$9,763,209	$9,793,668	$9,796,298
Exclude goodwill and other intangible assets, net	400,278	369,801	402,279	372,078	265,314	274,745	285,210

	$12,380,672	$11,370,484	$12,201,752	$11,499,239	$9,497,895	$9,518,923	$9,511,088

Common shareholders’ equity to total assets (GAAP)	12.53%	12.87%	12.65%	12.46%	13.03%	13.33%	13.27%
Tangible common shareholders’ equity to tangible assets (non- GAAP)	9.70%	10.04%	9.77%	9.62%	10.61%	10.83%	10.67%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE

Tangible common shareholders’ equity (non-GAAP)	$1,201,422	$1,141,390	$1,191,755	$1,106,517	$1,007,312	$1,030,965	$1,014,849
Common shares outstanding at end of period	35,102,459	35,152,746	35,751,576	35,182,772	32,726,485	33,193,387	34,242,255
Common shareholders’ equity (book value) per share (GAAP)	$45.63	$42.99	$44.59	$42.03	$38.89	$39.34	$37.97
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$34.23	$32.47	$33.33	$31.45	$30.78	$31.06	$29.64

THE OFFERING

The following summary contains basic information about the Notes and is not complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Banner Corporation.

Securities Offered	5.000% Fixed-to-Floating Rate Subordinated Notes due 2030

Aggregate Principal Amount	$100,000,000

Issue Price	100.000%

Maturity Date	The Notes will mature on June 30, 2030 (the “Maturity Date”).

Interest	From and including the issue date to but excluding June 30, 2025, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed per annum rate of 5.000% payable semi-annually in arrears on June 30 and December 30 of each year, each of which we refer to as a “fixed rate interest payment date,” commencing on December 30, 2020. The last fixed rate interest payment date for the fixed rate period will be June 30, 2025, unless the Notes are earlier redeemed.

From and including June 30, 2025 to, but excluding, the Maturity Date or the date of earlier redemption, which we refer to as the “floating rate period,” the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (as defined under “Description of the Subordinated Notes — Interest”), which is expected to be Three-Month Term SOFR, reset quarterly, plus a spread of 489 basis points (4.890%). For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, each of which we refer to as a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates,” commencing on September 30, 2025. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Subordinated Notes — Interest”). We will act as the initial calculation agent.

Record Dates	Interest on each Note will be payable to the person in whose name such Note is registered at the close of business on the 15th day immediately preceding the applicable interest payment date.

Day Count Convention	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding June 30, 2025 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

No Guarantee	The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed under “Ranking; Subordination.”

Ranking; Subordination

The Notes offered by this prospectus supplement will be issued by the Company pursuant to a First Supplemental Indenture, or the First Supplement, to the Subordinated Indenture, dated as of June 30, 2020, between the Company and Bank of New York Melon, as Trustee, which we refer to as the Base Indenture. We refer to the Base Indenture and the First Supplement collectively as the Indenture.

The Notes will be our unsecured subordinated obligations and:

•  will rank junior in right of payment and upon our liquidation to any of our existing and all future senior indebtedness (as defined in the Indenture and as hereinafter defined), all as described under “Description of the Notes” in this prospectus supplement;

•  will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•  will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•  will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness of the types that include the Notes including our existing $147.9 million aggregate principal amount of junior subordinated debentures issued to our capital trust subsidiaries (reported at a fair value of $99.8 million at March 31, 2020 on our Consolidated Statements of Financial Condition); and

•  will be effectively subordinated to any of our existing and all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including, without limitation, the Banks’ depositors, liabilities to general and trade creditors and liabilities arising in the ordinary course of business or otherwise. As of March 31, 2020, on a consolidated basis, our liabilities totaled $11.18 billion, which includes $10.45 billion of deposit liabilities, $475.6 million of other borrowings (which include, $247.0 million of Federal Home Loan Bank advances, $128.8 million in repurchase agreements, $99.8 million of trust preferred securities and accompanying junior subordinated deferrable interest debentures at fair value) and $254.2 million of other liabilities. Except for the junior subordinated debentures and associated trust preferred securities (which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes.

The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption

The Notes are not subject to repayment at the option of the holders at any time prior to the maturity date.

We may at our option, beginning with the interest payment date of June 30, 2025, and on any interest payment date thereafter, redeem the Notes, in whole or in part from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Special Redemption	We may also redeem the Notes at any time, including prior to June 30, 2025, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, if: (i) we receive an opinion of independent tax counsel to the effect that as a result of (a) an amendment or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, or (b) an administrative or judicial action, or (c) an amendment to or change in any official position with respect to, or interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, there is more than an insubstantial risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion, will not be deductible by us, in whole or in part, for U.S. federal income tax purposes; (ii) a subsequent event occurs as a result of which, there is more than an insubstantial risk that we would not be entitled to treat the Notes as Tier 2 capital for regulatory capital purposes; or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes — Redemption.”

Events of Default; Remedies	The only “events of default” with respect to the Notes are certain events related to our bankruptcy or insolvency, whether voluntary or involuntary, or certain events related to the insolvency of Banner Bank or any successor thereof or any other subsidiary that is a depository institution and that has consolidated assets equal to 50% or more of our consolidated assets.

There is no right of acceleration of the payment of principal of the Notes upon a “default” in the payment of principal of or interest on the Notes or in the performance of any of our covenants or agreements contained in the Notes, in the Indenture or any of our other obligations or liabilities, including the events described as a “default” below.

If an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the Trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See “Description of the Notes—Events of Default; Acceleration of Payment; Limitation on Suits” in this prospectus supplement.

Sinking Fund	There is no sinking fund for the Notes.

Further Issuances	The Notes will initially be limited to an aggregate principal amount of $100,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional Notes in the future with the same terms and conditions as the Notes (except for any differences in the issue price and interest accrued prior to the date of issuance of such additional Notes), and with the same CUSIP number as the Notes, provided that the additional Notes are fungible with the Notes for United States federal income tax purposes. The Notes issued in this offering and any additional Notes will rank equally and ratably and shall be treated as a single series of securities for all purposes under the Indenture.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $98.0 million. We intend to use the proceeds of the offering for general corporate purposes, which may include providing capital to support our growth organically or through strategic acquisitions, repayment or redemption of outstanding indebtedness, the payment of dividends, financing investments and capital expenditures, repurchasing shares of our common stock, and for investments in the Banks as regulatory capital. We currently have no definitive agreements or arrangements regarding any future acquisitions. See “Use of Proceeds” in this prospectus supplement.

Form and Denomination	The Notes offered hereby will be issued in book-entry form through the facilities of the DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Global Note; Book Entry System	The Notes offered hereby will be evidenced by a global note deposited with the trustee for the Notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. See “Description of the Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Listing	The Notes will not be listed on any securities exchange or quoted on any quotation system. Currently there is no market for the Notes, and there is no assurance that any public market for the Notes will develop, or be maintained.

Tax Considerations	You should carefully review the section entitled “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and discuss with your tax advisor the particular tax consequences to you of an investment in the Notes.

Benefit Plan Investor Considerations	For a discussion of certain fiduciary and prohibited transactions issues pertaining to purchases by or on behalf of an employee benefit plan, individual retirement account or other arrangement (or entities whose underlying assets include plan assets of any such plan, account or arrangement), please read “Benefit Plan Investor Considerations” below.

Governing Law	The Notes and the Indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company N.A.

Risk Factors	An investment in the Notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and “Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

RISK FACTORS

An investment in the Notes involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the Notes is suitable for you, you should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the Notes is suitable for you. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. The prospectus supplement and the accompanying prospectus is qualified in its entirety by these risk factors.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the Secured Overnight Financing Rate (“SOFR”), when we refer to SOFR-linked Notes, we mean the Notes at any time when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. Any changes in the manner in which SOFR is calculated may affect the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the floating rate period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of    % per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.

Any market for the SOFR-linked Notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

The interest rate for the Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Notes, the interest rate on the Notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the Notes. If, at the commencement of the floating rate period for the Notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides may be appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes in a manner substantially consistent with market practice, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the Notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Notes and the trading prices for the Notes.

Under the benchmark transition provisions of the Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The amount of interest payable on the Notes will vary after June 30, 2025.

During the fixed rate period, the Notes will bear interest at an initial rate of 5.000% per annum. Thereafter, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus 489 basis points, subject to the provisions under “Description of the Notes—Interest.” The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.

The calculation agent will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the Notes. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), to the extent that such approval is then required under applicable laws or regulations, including capital regulations, we may redeem the Notes at our option (i) in whole or in part beginning with the interest payment date of, June 30, 2025, and on any interest payment date thereafter. In addition, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may also redeem the Notes prior to maturity, at our option, in whole but not in part, if: (i) we receive an opinion of independent tax counsel to the effect that as a result of (a) an amendment or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, or (b) an administrative or judicial action, or (c) an amendment to or change in any official position with respect to, or interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, there is more than an insubstantial risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion, will not be deductible by us, in whole or in part, for U.S. federal income tax purposes; (ii) a subsequent event occurs as a result of which, there is more than an insubstantial risk that we would not be entitled to treat the Notes as Tier 2 capital for regulatory capital purposes; or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. If any redemption occurs, holders of the subordinated notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date . Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes — Redemption.”

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

Our obligations under the Notes will be unsecured and subordinated to any senior indebtedness.

The Notes will be subordinated obligations of Banner Corporation. Accordingly, they will be junior in right of payment to any existing and all future senior indebtedness, and in certain events of insolvency, to other financial obligations as described under “Description of the Notes.” Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of Banner Corporation issued in the future under the Indenture. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including the Banks. As of March 31, 2020, on a consolidated basis, our liabilities totaled $11.18 billion, which includes $10.45 billion of deposit liabilities, $475.6 million of other borrowing (which include, $247 million of Federal Home Loan Bank advances, $128.8 million in repurchase agreements, $99.8 million of trust preferred securities and accompanying junior subordinated deferrable interest debentures) and $254.2 million of other liabilities, Except for $147.9 million of junior subordinated debentures and associated trust preferred securities (which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes.

In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur. On an as adjusted basis after giving effect to the sale of the Notes, the Company, at the holding company level, would have had approximately $247.9 million in total indebtedness outstanding as of March 31, 2020.

As a consequence of the subordination of the Notes to our existing and future senior indebtedness, an investor in the Notes may lose all or some of its investment upon our insolvency, bankruptcy, liquidation, winding up or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the Notes only after all of our senior indebtedness had been paid in full. In the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full. In any of the foregoing events, we may not have sufficient assets to make payments in respect of the Notes. As a result, if holders of the Notes receive any payments, they may receive less, ratably, than holders of our senior indebtedness. In addition, the holders of any senior indebtedness could restrict or prohibit us from making payments on the Notes.

We are a holding company with limited operations and depend on our subsidiaries for the funds required to make payments of principal and interest on the Notes.

We are a separate and distinct legal entity from the Banks and our other subsidiaries. Our primary source of funds to make payments of principal and interest on the Notes and to satisfy any other financial obligations are dividends from the Banks. Our ability to receive dividends from the Banks is contingent on a number of factors, including the Banks’ ability to meet applicable regulatory capital requirements, the Banks’ profitability and earnings, and the general strength of their respective balance sheets. Various federal and state regulatory provisions limit the amount of dividends bank subsidiaries, such as the Banks, are permitted to pay to their holding companies, such as us, without regulatory approval. In general, the Banks may only pay dividends from certain undivided profits and may not pay dividends if its capital is impaired. Limits also exist on banks paying dividends in excess of net income for specified periods. In addition, the Federal Reserve and the FDIC have issued policy statements stating that insured banks and financial and bank holding companies generally should pay dividends only out of current operating earnings.

Banks and their holding companies are required to maintain a capital conservation buffer of 2.5% in addition to satisfying other applicable regulatory capital ratios. Banking institutions that do not maintain capital in excess of the capital conservation buffer may face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Banks fail to maintain the applicable minimum capital ratios and the capital conservation buffer, dividends to us (at the holding company level) from the Banks may be prohibited or limited, and we may not have funds to make principal and interest payments on the Notes.

In addition, state or federal banking regulators have broad authority to restrict the payment of dividends, including in circumstances where a bank under such regulator’s jurisdiction engages in (or is about to engage in) unsafe or unsound practices. Such regulators have the authority to require that the bank cease and desist from unsafe and unsound practices and to prevent a bank from paying a dividend if its financial condition is such that the regulator views the payment of a dividend to constitute an unsafe or unsound practice. Dividend payments from the Banks would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if either of the Banks is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Banks are subject to restrictions under federal law that limit their ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value.

In addition, under Washington state law no bank may declare or pay any dividend in an amount greater than its retained earnings without prior approval from the Washington Department of Financial Institutions. As of March 31, 2020, the Banks had combined retained earnings of $4.1 million. The Banks would require regulatory approval prior to paying Banner Corporation future dividends in excess of their retained earnings plus future current earnings. No assurance can be given that if the Banks were to incur future losses or if other regulatory restrictions were to apply, we will receive dividends from the Banks in an amount sufficient to pay the principal of, or interest on, the Notes.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Banks and commit resources to its support, including the guarantee of a capital plan of an undercapitalized bank subsidiary. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment that we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

The Notes will not be obligations of, or insured or guaranteed by, the FDIC, any other governmental agency or any of our subsidiaries and will be structurally subordinated to all liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Notes will be obligations of Banner Corporation only and will not be obligations of, or guaranteed or insured by, the FDIC, any other governmental agency or any of our subsidiaries, including the Banks. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities and obligations of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Banks, their depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to the debt held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the Notes.

Neither Banner Corporation, nor any of its subsidiaries, are subject to any limitations under the terms of the Indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including senior indebtedness or other obligations ranking senior to or equally with the Notes. We expect that we and our subsidiaries will incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage relative to our competitors that have less debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in a debt agreement could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether, if this were to occur, we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

The Indenture has limited covenants and does not contain any limitations on our ability to grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock, or our subsidiaries’ ability to incur additional deposits, debt or other obligations that may rank senior to or equally with the notes, which means your investment may not be protected.

Neither we, nor any of our subsidiaries, are restricted from incurring additional debt or other liabilities, including senior indebtedness, deposits or other obligations ranking senior to or equally with the Notes, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the Indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities including pursuant to our previously announced share repurchase program. Also, there are no covenants in the Indenture requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect our ability to make payments on the Notes when due. See “Description of the Notes-Consolidation, Merger and Sale of Assets.”

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from the Banks and required capital levels with respect to the Banks and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or Banner Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture. Our regulators can, in the event we or the Banks become subject to an enforcement action, prohibit the Banks from paying dividends to us, and prevent payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Notes—Defaults; Events of Default; Limited Rights of Acceleration.”

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a secondary market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

If a trading market for the Notes develops, many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the Notes; and the operating performance of the Banks. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes. Often, the only way to liquidate your investment in the Notes prior to maturity will be to sell the Notes. At that time, there may be a very illiquid market for the Notes or no market at all.

Our published credit ratings may not reflect all risks of an investment in the Notes, and changes in our published credit ratings may adversely affect your investment in the Notes.

The published credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current and historical information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time, or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, any real or anticipated changes in our published credit ratings will generally affect the trading market for, or the trading value of, the Notes and increase our borrowing costs. Accordingly, you should consult your own financial and legal advisors as to the risks entailed in an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. No report of the rating agencies is incorporated by reference herein.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the Notes will be approximately $98.0 million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds for general corporate purposes, which may include providing capital to support our growth organically or through strategic acquisitions, repayment or redemption of outstanding indebtedness, the payment of dividends, financing investments and capital expenditures, repurchasing shares of our common stock, and for investments in the Banks as regulatory capital. We currently have no definitive agreements or arrangements regarding any future acquisitions.

Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. Pending the use of the net proceeds from this offering as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at the Banks.

CAPITALIZATION

The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2020:

•	on an actual basis; and

•	on an adjusted basis as if the offering had been completed as of March 31, 2020, for total net proceeds of approximately $98.0 million after deducting the underwriting discount and estimated expenses.

This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference into this prospectus supplement.

	At March 31, 2020
	Actual	As adjusted
	(Dollars in thousands)

Liabilities:
Deposits	$10,449,537	$10,449,537
Federal Home Loan Bank advances	247,000	247,000
Other borrowings	128,764	128,764
Subordinated notes, net offered hereby	—	98,000
Junior subordinated debentures at fair value	99,795	99,795
Other liabilities	254,154	254,154

Total liabilities	11,179,250	11,277,250,

Shareholders’ equity:
Preferred stock; $0.01 par value per share; 50,000,000 shares authorized; no share outstanding at March 31, 2020	—	—
Common stock and paid in capital; $0.01 par value per share; 50,000,000 shares authorized ; 35,102,459 shares issued and outstanding at March 31, 2020	1,343,699	1,343,699
Retained earnings	177,922	177,922
Accumulated other comprehensive income, net of tax	80,079	80,079

Total Shareholders’ Equity	1,601,700	1,601,700

Total Liabilities and Shareholders’ Equity	$12,780,950	$12,878,950

DESCRIPTION OF THE SUBORDINATED NOTES

The following summary of the 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) does not purport to be complete and is qualified in its entirety by the Subordinated Indenture (as defined below) and the Notes, including the definitions therein of certain terms. Unless otherwise specified, capitalized terms used in this summary will have the meanings specified in the Subordinated Indenture. The following description of the particular terms of the Subordinated Indenture and the Notes, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer potential investors in the Notes. For purposes of this “Description of the Subordinated Notes,” references to the “Company,” “we” and “us” include only Banner Corporation and not its consolidated subsidiaries.

General

The Notes offered hereby will be issued under a subordinated debt indenture, dated as of June 30, 2020, as amended and supplemented by a supplemental indenture, dated as of June 30, 2020, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, which together we refer to in this summary as the “Subordinated Indenture.”

The Notes will be our general unsecured, subordinated obligations and will rank senior to our existing junior subordinated debentures issued to our grantor trust subsidiaries, and equally with all of our other unsecured, subordinated obligations from time to time outstanding. The Notes will rank junior to all of our existing and future Senior Indebtedness (as defined below) to the extent and in the manner set forth in the Subordinated Indenture. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks, Banner Bank and Islanders Bank. See “—Subordination.”

The Notes will mature on June 30, 2030 (the “Maturity Date”), unless previously redeemed or otherwise accelerated. The Notes are not convertible into, or exchangeable for, equity securities, other securities, or assets or property of the Company or its subsidiaries. There is no sinking fund for the Notes. We intend for the Notes to qualify (subject to applicable limitations) as Tier 2 capital under applicable capital regulations, guidance, and interpretations of the Board of Governors of the Federal Reserve System (“Federal Reserve”). We do not intend to apply for the listing of the Notes on any securities exchange or the quotation of the Notes on any quotation system.

Beginning with the interest payment date of June 30, 2025, and on any interest payment date thereafter, we may, at our option, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency) (“Federal Reserve Approval”), redeem the Notes, in whole or in part, at a price equal to 100.000% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. The Notes may not be redeemed by us prior to June 30, 2025, except that we may, at our option, subject to Federal Reserve Approval, redeem the Notes in whole, but not in part, prior to maturity, including prior to June 30, 2025, upon the occurrence of a “Tax Event” or a “Tier 2 Capital Event” (as such terms are defined in the Subordinated Indenture) or if we are required to register as an investment company pursuant to the 1940 Act, in each case, at a price equal to 100.000% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. Any partial redemption will be made in accordance with the applicable procedures of The Depository Trust Company (with its successors, “DTC”). See “—Redemption.”

The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of Banner Corporation or its subsidiaries. There is no sinking fund for the Notes. Except as described below under

“—Clearance and Settlement,” the Notes will be represented by one or more global certificates deposited with or on behalf of The Depository Trust Company (with its successors, “DTC”) and registered in the name of Cede & Co. or other nominee of DTC. The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. See “—Clearance and Settlement.”

No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such, past, present or future, of Banner Corporation or any successor entity. Neither the Subordinated Indenture nor the Notes contain any covenants or restrictions restricting the incurrence of debt, deposits or other liability by us or by our subsidiaries. The Subordinated Indenture and the Notes contain no financial covenants and do not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The Notes are not savings accounts, deposits or other obligations of the Banks or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are solely obligations of Banner Corporation and are neither obligations of, nor guaranteed by, any of our subsidiaries.

Further Issues

The Subordinated Indenture does not limit the amount of Notes that we may issue from time to time in one or more series. The Subordinated Indenture permits us to increase the aggregate principal amount of the Notes by issuing additional Notes on the same terms and conditions as the Notes (except for any differences in the issue price and interest accrued prior to the date of issuance of such additional Notes), and with the same CUSIP number as the Notes, provided that the additional Notes are fungible with the Notes for United States federal income tax purposes. The Notes and any additional Notes issued by the Company will rank equally and ratably and shall be treated as a single series of securities for all purposes under the Subordinated Indenture.

Interest

From and including the date of original issuance to, but excluding, June 30, 2025 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at an initial fixed rate of 5.000% per annum, payable semi-annually in arrears on June 30 and December 30 of each year (each, a “fixed rate interest payment date”), commencing on December 30, 2020. The last fixed rate interest payment date for the fixed rate period will be June 30, 2025.

From and including June 30, 2025 to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 489 basis points. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on September 30, 2025. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

For the purpose of calculating the interest on the Notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. We will act as the initial calculation agent. See “—Calculation Agent.”

The following definitions apply to the foregoing discussion of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the

Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement plus 489 basis points.

Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the Notes will be binding and conclusive on holders of the Notes, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the Notes upon request and will be provided to the trustee.

Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and on the basis of a 360-day year and the actual number of days elapsed during the floating rate period. Dollar amounts resulting from the foregoing calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest, principal or other payments with respect to such postponements. If a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day (and, with respect to the maturity date, no additional interest will accrue on the amount payable for the period from and after the maturity date) unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will instead be the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest on each Note will be payable to the person in whose name such Note is registered on the fifteenth calendar day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Notes are not represented by global notes, by check mailed to the address of the person specified for payment in the preceding sentences.

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

“Business day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close or (ii) a day on which the corporate trust office of the trustee is not closed for business.

Ranking

The Notes are our general unsecured, subordinated obligations and are:

•	junior in right of payment to any of our existing and future Senior Indebtedness;

•	equal in right of payment with any of our existing and future subordinated indebtedness;

•	senior to our obligations relating to any junior subordinated debentures issued to our grantor trust subsidiaries;

•	effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•

structurally subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks, Banner Bank and Islanders Bank.

Subordination

The Notes are junior in right of payment to the prior payment in full of all our Senior Indebtedness. This means that, under certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the Notes will be entitled to receive any amounts under the Notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization.

These subordination provisions mean that if we are insolvent, a direct holder of a specific amount of our Senior Indebtedness may ultimately receive more of our assets than a direct holder of the same amount of Notes, and our creditor that is owed a specific amount may ultimately receive more of our assets than a direct holder of the same amount of Notes. The Subordinated Indenture does not limit our ability to incur Senior Indebtedness or general obligations, including indebtedness ranking equally with the Notes or secured debt.

Holders of the Notes may not accelerate the maturity of the Notes, except upon an event of default. See “—Events of Default” below.

The Subordinated Indenture provides that, unless all principal of and any premium or interest on Senior Indebtedness has been paid in full, no payment or other distribution may be made in respect of any Notes under the following circumstances:

•

in the event of any insolvency or bankruptcy case or proceedings, or any receivership, liquidation, reorganization, dissolution, winding up, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

•

in the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event any judicial proceeding shall be pending with respect to any such default; or

•	in the event that any Notes have been declared due and payable before their stated maturity.

If the trustee or any holders of Notes receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to pay over that money to us.

Further, in the event of any insolvency or bankruptcy case or proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations, before any amount is made available for payment or distribution to the holders of the Notes.

Even if the subordination provisions prevent us from making any payment when due on the Notes, we will be in default on our obligations under the Notes if we do not make the payment when due. This means that the trustee and the holders of Notes can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.

The Subordinated Indenture allows the holders of Senior Indebtedness to obtain a court order requiring us and any holder of Notes to comply with the subordination provisions.

The Indenture defines “Senior Indebtedness” as:

•

the principal (and premium, if any) of and interest in respect of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	our capital lease obligations;

•

our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•

our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

•

our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	our obligations to general creditors;

•	any of the above listed obligations of other persons the payment of which we are responsible or liable for, as obligor, guarantor or otherwise;

•	any of the above listed obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and

•	any deferrals, renewals or extensions of any of the above listed obligations.

However, Senior Indebtedness does not include:

•	the Notes;

•	trade accounts payable arising in the ordinary course of business; and

•	any indebtedness that by its terms ranks on an equal basis with, or junior to, the Notes.

As of December 31, 2019, the Company had no Senior Indebtedness outstanding on a consolidated basis. The Notes and the Subordinated Indenture do not contain any limitation on the amount of Senior Indebtedness that we may hereafter incur. As of March 31, 2020, the Banks had $10.45 billion of deposits, $247.0 million of FHLB advances, including advances with an original maturity term of less than one year, $128.8 million of customer repurchase agreements, to which the Notes will be structurally subordinated.

We are a bank holding company and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the Notes offered hereby), which interest expense was $6.6 million and $6.1 million for the years ended December 31, 2019 and 2018, respectively (holding company only). Federal and state bank regulations impose certain restrictions on the ability of our bank subsidiaries to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and to invest in our stock or securities. These regulations also prevent us from borrowing from our bank subsidiaries unless the loans are secured by collateral. Accordingly, we may not have access to sufficient cash to make payments on the Notes. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and Item “1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Because we are a holding company, our right and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon their liquidation, reorganization, dissolution, winding up or otherwise would be subject to the prior claims of creditors of that subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of our bank subsidiaries due in part to their status as insured depository institutions, the claims of depositors and other general or subordinated creditors of such bank subsidiaries would be entitled to priority over claims of shareholders of such bank subsidiary, including us as its parent holding company and any creditor of ours, such as holders of the Notes.

No Additional Amounts

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Material U.S. Federal Income Tax Considerations.”

Redemption

We may, at our option, beginning with the interest payment date of June 30, 2025, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the Federal Reserve Approval, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that we may also, at our option, redeem the Notes, in whole, but not in part, subject to obtaining the Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, at any time, including before June 30, 2025, upon the occurrence of:

•

a “Tax Event,” defined in the Subordinated Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or interpretation becomes effective or which administrative or judicial action is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

•

a “Tier 2 Capital Event,” defined in the Subordinated Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding; or

•	Banner Corporation becoming required to register as an investment company pursuant to the 1940 Act.

In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption, via the facilities of DTC so long as the Notes are held through DTC, to each holder of Notes (with a copy to the trustee) not less than 15 nor more than 60 days prior to the redemption date. Notice of any redemption of Notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity offering, an incurrence of indebtedness or an acquisition). If a redemption is subject to the satisfaction of one or more conditions precedent, such notice will describe each such condition, and such notice may be rescinded in the event that any or all such conditions have not been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders.

Events of Default

The only “events of default” with respect to the Notes under the Subordinated Indenture are certain events related to our bankruptcy or insolvency, whether voluntary or involuntary, or certain events related to the insolvency of a Material Subsidiary. A Material Subsidiary means Banner Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 50% or more of our consolidated assets. If an event of default with respect to the Notes occurs and is continuing, the principal amount of all of the Notes shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the Notes. If an event of default with respect to Notes occurs and is continuing, the trustee may enforce its rights and the rights of the holders of the Notes by any judicial proceedings that the trustee deems to be most effectual to do so.

The maturity of the Notes may only be accelerated upon the occurrence of an event of default described above. There is no right of acceleration of the payment of principal of the Notes upon a “default” in the payment of principal of or interest on the Notes or in the performance of any of our covenants or agreements contained in the Notes, in the Subordinated Indenture or any of our other obligations or liabilities, including the events described as a “default” below. For purposes of the Notes, “default” means (i) a default in the payment of principal of the Notes when due, whether at maturity, by acceleration of maturity or otherwise, (ii) a default in the payment of interest on the Notes when due, which continues for 30 days, and (iii) our default in the performance, or breach, of any term, covenant or agreement in the Subordinated Indenture applicable to us and the Notes, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the Subordinated Indenture. If a default in the payment of principal of or interest on the Notes occurs and is continuing under the Subordinated Indenture, the trustee and holders of Notes will have a right to institute suit directly against us for the collection of such overdue payment. Other than upon a default in the payment of principal of or interest on the Notes, the holders of the Notes will have limited rights to institute proceedings to enforce the terms of the Subordinated Indenture.

Modification and Waiver

From time to time, we, together with the trustee, may, without the consent of the holders of Notes, enter into one or more supplemental indentures to the Subordinated Indenture for one or more of the following purposes:

•	to provide for the assumption by a successor corporation of our covenants under the Subordinated Indenture;

•

to add to our covenants and the default provisions for the benefit of the holders of Notes or to surrender any right or power conferred upon us by the Subordinated Indenture or make any change that does not adversely affect the holders of the Notes;

•	to permit or facilitate the issuance of Notes in uncertificated form;

•	to cure ambiguities, defects or inconsistencies, so long as the amendment does not adversely affect the interests of the holders of Notes in any material respect as determined in good faith by us;

•	to appoint a successor trustee with respect to the Notes, and to make any change necessary to provide for the appointment of more than one trustee;

•	to establish the form or terms of a series of Notes as permitted under the Subordinated Indenture;

•

to make any change to the Subordinated Indenture that (i) neither applies to any Note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of any Note holder with respect to such provision, or (ii) will become effective only when there is no such Note outstanding; or

•	to secure the Notes.

The Subordinated Indenture will permit us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, to modify the Subordinated Indenture in a manner affecting the rights of the holders of the Notes; provided that no modification may, without the consent of the holders of each outstanding Note affected:

•	change the maturity of the principal of any Note or the timing of an interest payment on such Note;

•	reduce the principal amount or the rate of interest of any Note;

•	reduce the amount of the principal of such Note which would be due and payable upon a declaration of acceleration;

•	change the place of payment where, or the coin or currency in which, such Note principal or interest is payable;

•	impair the right of such holders to institute suit for the enforcement of any such due and payable obligation;

•	modify the provisions of the Subordinated Indenture with respect to the subordination of the Notes in a manner adverse to holders of the Notes;

•

reduce the percentage of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Subordinated Indenture; or

•	modify such provisions with respect to modification or waiver.

In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Subordinated Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

In addition, we and the Trustee may amend or supplement the Indenture or the Notes without the consent of any holders of Notes (i) to conform the terms of the Indenture and the Notes to the description of the Notes in this prospectus supplement relating to the offering of the Notes or (ii) to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).

Consolidation, Merger, Sale of Assets and Other Transactions

We will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:

•

if we are the surviving person or if we consolidate with or merge into another person or sell, convey, transfer or lease substantially all of our properties and assets to any person, the successor is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America or any state or the District of Columbia, and the successor, if not Banner Corporation, expressly assumes our obligations relating to the Notes and the Subordinated Indenture;

•

immediately after giving effect to the transaction, no “event of default” and no event which, after notice or lapse of time or both, would become an “event of default” shall have occurred and be continuing; and

•	certain other conditions described in the Subordinated Indenture are met.

The general provisions of the Subordinated Indenture do not limit the rights of Banner Corporation to enter into transactions, such as a highly-leveraged transaction, that may adversely affect the holders of the Notes.

Satisfaction and Discharge

The Subordinated Indenture provides that when, among other things, all Notes not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee,

and we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the trustee for cancellation, for the principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity Date or the date of redemption, as the case may be and any other sums payable by us under the Subordinated Indenture;

then, upon our request, the Subordinated Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Subordinated Indenture with respect to the Notes. However, we will continue to be obligated to pay all other sums due under the Subordinated Indenture and to provide the officers’ certificates and opinions of counsel described in the Subordinated Indenture.

Defeasance

We may at any time terminate all of our obligations under the Notes, except for certain obligations, including those respecting the defeasance trust. Our obligations will be deemed to have been discharged if the following applicable conditions have been satisfied:

•	we have irrevocably deposited in trust with the trustee or the defeasance agent, if any, money or U.S. government obligations for the payment of principal and interest on the Notes to maturity;

•

if the Notes are then listed on any securities exchange, we have delivered to the trustee or defeasance agent an officers’ certificate to the effect that our defeasance will not cause the Notes to be delisted from such exchange;

•

such defeasance will not result in a breach or violation, or constitute a default under, any other material agreement or instrument to which we are a party (other than a breach or violation resulting from the borrowing of funds to make such deposit and the grant of any lien securing such borrowings);

•

we have delivered to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the original issue date of the Notes, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	certain other conditions set forth in the Indenture.

Any defeasance of the Notes pursuant to the Subordinated Indenture will be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1) Compounded SOFR;

(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 489 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “—Interest.”

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes and the trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•

if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the subordinated indenture, shall become effective without consent from the holders of the Notes, the trustee or any other party.

Calculation Agent

We will appoint a calculation agent for the Notes prior to the commencement of the floating rate period and will keep a record of such appointment at our principal offices, which will be available to any holder of the Notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.

The Trustee

The trustee for the holders of Notes issued under the Subordinated Indenture will be The Bank of New York Mellon Trust Company, N.A. If an event of default with respect to the Notes occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. The trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request of any holders of the Notes, unless they have offered to the trustee security or indemnity satisfactory to the trustee.

The Bank of New York Mellon Trust Company, N.A., in the future, may be the trustee under other indentures pursuant to which we issue debt securities. Pursuant to the Trust Indenture Act of 1939, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Payment and Paying Agents

We will pay principal and interest on the Notes at the corporate trust office of the trustee or at the office of any paying agent that we may designate.

We will pay any interest on the Notes to the registered owner of the Notes at the close of business on the record date for the interest, except in the case of defaulted interest. Interest payable at maturity of the Notes will be paid to the registered holder to whom principal is payable. We may at any time designate additional paying agents or rescind the designation of any paying agent.

Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any Note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us, or (if then held by us) be discharged from such trust. After repayment to us, holders will be entitled to seek payment only from us as a unsecured general creditor.

Governing Law

The Subordinated Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. Fully registered global notes, representing the total aggregate principal amount of the Notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is owned by a number of its direct participants. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such payments will be forwarded by the paying agent for the Notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the Subordinated Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated Notes to be exchanged for beneficial interests in the global notes will be authenticated and delivered to or at the direction of DTC.

All payments of principal of, and interest on, the Notes represented by the global notes and all transfers and deliveries of such global notes will be made to DTC or its nominee, as the case may be, as the registered holder of the global notes. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ name on the books of DTC. Ownership of beneficial interests in the global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global notes may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Subordinated Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriter assumes any responsibility for the accuracy or completeness thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the Notes offered hereby. Except where noted, this discussion addresses only Notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes. We intend, and by acquiring any Notes each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to beneficial owners of the Notes in light of their particular circumstances, or to a class of beneficial owners subject to special treatment under U.S. federal income tax law, such as brokers, dealers or traders in securities or currencies, financial institutions, tax-exempt entities, tax-qualified retirement plans or individual retirement accounts, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, grantor trusts, entities that are treated as a partnership or other pass-through entity for U.S. federal income tax purposes, U.S. expatriates, persons deemed to sell the Notes under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, and persons holding Notes as part of a straddle, hedge, conversion or other integrated transaction. In addition, this summary does not address the tax laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax laws, such as alternative minimum, estate and gift taxes.

If you are a partner in an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes and that holds Notes, your U.S. federal income tax treatment with respect to the Notes generally will depend on your status as a partner, upon the activities of the partnership and certain determinations made at the partner level. Partnerships that hold the Notes, and partners in such partnerships, should each consult their independent tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Notes.

This summary is for general information only and is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust: (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest. Based on the interest rate characteristics of the Notes, we intend to treat the Notes as “variable rate debt instruments” (“VRDIs”) for U.S. federal income tax purposes, and this discussion assumes such characterization to be correct. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price at maturity of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Accordingly, stated interest paid on a Note should constitute “qualified stated interest” under the Treasury Regulations applicable to VRDIs, and as such will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition. Upon the sale, exchange, redemption, retirement or other taxable disposition (including early redemption) of a Note, you generally will recognize taxable gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid qualified stated interest, which will be treated as described under “— Payments of Interest” above. Your adjusted tax basis in the Note generally will equal the cost of the Note to you.

Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other disposition you have held the Note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with interest payments on the Notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes. You generally will be subject to backup withholding (currently at a rate of 24%) on these payments if you fail to provide your correct taxpayer identification number to the applicable withholding agent, fail to comply with certain certification procedures, or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS. You should consult your tax advisor regarding your qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Net Investment Income Tax. A U.S. Holder who is an individual is subject to an additional 3.8% tax on the lesser of: (i) the U.S. Holder’s “net investment income” for the relevant taxable year; and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). Estates and trusts are subject to similar rules. Net investment income generally would include any interest or capital gains on the Notes, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such person or entity. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their purchase, ownership and disposition of Notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust.

Payments on the Notes. Subject to the discussions below concerning backup withholding and “FATCA” withholding, payments of principal and interest on the Notes made by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

•	you are not a bank described in Section 881(c)(3)(A) of the Code, and

•	you certify on a properly executed IRS Form W-8BEN, Form W-8BEN-E, or other appropriate form, under penalties of perjury, that you are not a United States person.

If interest income with respect to a Note is not exempt from U.S. federal withholding tax as described above, you will be subject to U.S. federal income tax withholding at a 30% rate unless: (1) such tax is eliminated or reduced by an applicable income tax treaty; or (2) such interest income is effectively connected with the conduct by you of a trade or business in the United States.

If interest on your Note is effectively connected with the conduct by you of a trade or business in the United States, you generally will be taxed in the same manner as if you were a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that you will be required to provide a properly executed IRS Form W-8 (generally an IRS Form W-8ECI) in order to receive payments of interest free of the withholding tax discussed in the preceding paragraphs. You should consult your tax advisor with respect to the U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption, Retirement or Other Disposition. Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement or other disposition of the Notes, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption, retirement or other disposition of the Notes.

If you are engaged in a trade or business in the United States and you recognize gain on a sale or other disposition of the Notes that is effectively connected with that trade or business, you generally will be taxed as if you were a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. You should consult your tax advisor with respect to the U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with interest payments on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS reporting your proceeds from a sale or other disposition (including a retirement or redemption) of the Notes and you may be subject to backup withholding (currently at a rate of 24%) on interest payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS.

Foreign Account Tax Compliance Act. Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally will apply to interest on the Notes paid to certain non-U.S. entities (whether such non-U.S. entity is the beneficial owner or an intermediary) that fail to comply with certain certification, withholding and information reporting requirements (which may include entering into an agreement with the IRS), or otherwise satisfy the requirements of an applicable FATCA intergovernmental agreement. You should consult your own tax advisors regarding the effect, if any, of the FATCA rules based on your particular circumstances.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE NOTES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE NOTES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”), individual retirement accounts (“IRAs”), Keogh plans or other plans and arrangements subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities (including certain insurance company general accounts) whose underlying assets are considered to include “plan assets” of any such plan account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of assets of a Covered Plan is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Notes of a portion of any Plan’s assets, a fiduciary should determine whether the investment is in accordance with the Plan’s documents and governing instruments and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transactions provisions of ERISA, the Code and any applicable Similar Law. A Plan fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment, including, without limitation, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which the fiduciary will be able to sell or otherwise dispose of the Notes, in determining whether an investment in the Notes meets these requirements.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in certain transactions involving plan assets with persons who have specified relationships to the Covered Plan, i.e., “parties in interest,” as defined in ERISA, or “disqualified persons,” as defined in Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The purchase or holding of Notes by a Covered Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired or held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes. These PTCEs include, without limitation: (A) the in-house asset manager exemption (PTCE 96-23); (B) the insurance company general account exemption (PTCE 95-60); (C) the bank collective investment fund exemption (PTCE 91-38); (D) the insurance company pooled separate account exemption (PTCE 90-1); and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a limited exemption for the certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurances, however, that any of these statutory or class exemptions will be available with respect to transactions involving the Notes or with respect to any particular Covered Plan or that all of the conditions of any such exemptions will be satisfied.

Plans and entities that are (or whose assets constitute the assets of) governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) that have not made an election under Section 410(d) of the Code and non-U.S. Plans (as described in Section 4(b)(4) of ERISA), although not necessarily subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such Plans should consult with their legal advisors before purchasing any Notes.

Because of the foregoing, the Notes should not be held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction of ERISA or the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by purchase of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the Notes constitutes assets of any Plan, or (ii) the purchase, holding, disposition or transfer of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes comply with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any Plan purchasers or at Plan purchasers generally and such purchasers of any Notes should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable for the Plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (or holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether a prohibited transaction exemption would be applicable to the purchase and holding of the Notes.

UNDERWRITING

BofA Securities, Inc. and Piper Sandler & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

Underwriter	Aggregate Principal Amount of Notes
BofA Securities, Inc.	$50,000,000
Piper Sandler & Co	50,000,000

Total	$100,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.900% of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of 0.600% of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession, reallowance discount or any other term of the notes may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Per note	1.500%
Total	$1,500,000

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of such notes may be adversely affected. If the notes are traded, it may trade at a discount from its initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, through and including the business day following the closing of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, offer, sell, offer to sell or grant any option to sell, pledge, transfer or otherwise dispose of any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of the notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing the notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our subsidiaries for which they received or may in the future receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the notes will be made to investors on or about June 30, 2020, which will be the third New York business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Offering Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

European Economic Area and United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

United Kingdom

The communication of this prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the United Kingdom and those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Hong Kong

Each underwriter: (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any note other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C (WUMP)O; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 274 of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B (1)(c) of the Securities and Futures Act (Chapter 289 of Singapore), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Republic of Korea

The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the notes, any acquirer of the notes who was solicited to buy the notes in Korea is prohibited from transferring any of the notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

LEGAL MATTERS

The validity of the Notes offered by this prospectus supplement will be passed upon for us by Breyer & Associates PC, McLean, Virginia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Banner Corporation as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and the effectiveness of internal control over financial reporting of Banner Corporation as of December 31, 2019, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Warrants

Rights

Units

The securities listed above may be offered and sold, from time to time, by us and/or one or more selling security holders to be identified in the future in amounts, at prices, and on other terms to be identified at the time of the offering. We will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the related prospectus supplement, including the information incorporated by reference herein and therein, carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BANR.”

Investing in the offered securities involves risks. See “Risk Factors” on page 4 of this prospectus, and in the applicable prospectus supplement.

These securities will be our equity securities or our secured or unsecured obligations and will not be savings accounts, deposits or other obligations of a bank or non-bank subsidiary of ours and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, utilizing a “shelf” registration process. Under this process, we may offer and sell any combination of the securities identified in this prospectus in one or more offerings denominated in U.S. dollars or the equivalent in foreign currencies, currency units, or composite currencies. Each time we offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. In addition, under this shelf registration process, one or more selling security holders to be identified in the future may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling security holders.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus. No one is authorized to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete for any date other than the date indicated on the cover page of these documents. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference therein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement and pricing supplement together with additional information described under the heading “Where You Can Find More Information.”

We are not offering the securities in any state where the offer is prohibited. The distribution of this prospectus and any prospectus supplement and the offering of our securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company, “Banner,” “we,” “us,” “our” or similar references mean Banner Corporation and its subsidiaries on a consolidated basis. We sometimes collectively refer to our wholly-owned subsidiary banks, Banner Bank and Islanders Bank, as the “Banks.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC.

The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. Information that we file with the SEC after the date of this prospectus and any prospectus supplement will be deemed to automatically modify and supersede the information included or incorporated by reference in this prospectus and any prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information. This prospectus and the accompanying prospectus supplement incorporate by reference the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, prior to the termination of the offering of the securities described in this prospectus supplement; provided, however, that we are not incorporating by reference any documents, portions of documents or other information deemed to have been “furnished” and not “filed” with the SEC:

Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended December 31, 2019

• Quarterly Report on Form 10-Q	For the quarter ended March 31, 2020

• Current Reports on Form 8-K	Filed on April 9, 2020 and May 1, 2020

• Registration Statement on Form 8-A (for the description of our common stock), and all amendments and reports filed for the purpose of updating such description.	Filed on August 8, 1995

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Banner Corporation

Attn: Peter J. Conner

Executive Vice President and Chief Financial Officer

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

In addition, we make available, through our website at www.bannerbank.com (by clicking “About Us”, then “Investor Relations” and then “SEC Filings”), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement and the other documents we incorporate by reference in this prospectus and the applicable prospectus supplement, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could”, however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the applicable prospectus supplement and those under the heading “Risk Factors” included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and other factors described in our periodic reports filed from time to time with the SEC. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under “Risk Factors” in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on us and our business, financial condition and results of operations.

We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We are not under any obligation to, nor do we intend to, publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition or prospects.

BANNER CORPORATION

Overview

Banner Corporation is a bank holding company incorporated in the State of Washington. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly-owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of March 31, 2020, its 173 branch offices located in Washington, Oregon, California and Idaho. Banner Bank also has 18 loan production offices located in Washington, Oregon, California, Idaho and Utah. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three branch offices in San Juan County, Washington. As of March 31, 2020, we had total consolidated assets of $12.78 billion, $9.29 billion in total loans, total deposits of $10.45 billion and total shareholders’ equity of $1.60 billion.

Banner Bank is a regional bank which offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. The Banks’ primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding our offices in portions of Washington, Oregon, California and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family and multifamily residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans, small business administration loans and consumer loans.

In addition to bank acquisitions, relocations and consolidations, we also have focused on expanding our product offerings and invested heavily in marketing campaigns designed to significantly increase the brand awareness for Banner Bank. These investments have been significant elements in our strategy to grow customer relationships and increase our market presence, while allowing us to better serve existing and future customers. We believe our branch network, broad product line and heightened brand awareness have created a franchise that is well positioned for growth and to successfully execute on our super community bank model. Our strategy is focused on delivering customers, including middle market and small businesses, business owners, their families and employees, a compelling value proposition by providing the financial sophistication and breadth of products of a regional bank while retaining the appeal, responsiveness, and superior service level of a community bank.

Corporate Information

Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “BANR.” Our principal executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362. Our telephone number is (509) 527-3636. We maintain a website with the address www.bannerbank.com. The information on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves various risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K. You should also consider the updates to those Risk Factors in our Quarterly Reports on Form 10-Q, following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or that management deems immaterial. Our business, financial condition or results or operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include, without limitation, financing acquisitions, repurchasing our securities, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we expect to use the net proceeds to reduce our indebtedness or for temporary investments. Additional information on the use of proceeds from the sale of the securities offered by this prospectus may be set forth in the applicable prospectus supplement. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

We will not receive the proceeds from any sales by selling security holders.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and a senior indenture trustee to be named in the applicable prospectus supplement. Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and a subordinated indenture trustee to be named in the applicable prospectus supplement. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939 (“TIA”). A copy of the form of each of these indentures is included as an exhibit to the registration statement of which this prospectus is a part. You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indentures is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

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whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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provisions relating to the modification of the indentures both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. See “Description of Global Securities.”

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of:

•	50,000,000 shares of common stock, par value $0.01 per share;

•	5,000,000 shares of nonvoting common stock, par value $0.01 per share; and

•	500,000 shares of preferred stock, par value $0.01 per share.

As of March 31, 2020, there were 35,102,459 shares of our common stock outstanding, no shares of our nonvoting common stock outstanding and no shares of our preferred stock outstanding. Banner’s common stock is traded on NASDAQ under the symbol “BANR.” The transfer agent and registrar for our common stock is Computershare Inc.

Common Stock

Each share of Banner common stock has the same relative rights and is identical in all respects with each other share of Banner common stock. Banner common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of Banner then outstanding, holders of Banner common stock are entitled to receive such dividends as are declared by the board of directors of Banner out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of Banner common stock and each share is entitled to one vote. See “—Anti-Takeover Effects—Restrictions on Voting Rights.” Subject to any prior rights of the holders of any Banner preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of Banner, holders of shares of Banner common stock will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of Banner common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by Banner, nor do they have cumulative voting rights.

Nonvoting Common Stock

The holders of Banner nonvoting common stock have no voting rights except as required by the Washington Business Corporations Act, which we refer to as the “WBCA,” and as described in the next sentence. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Banner nonvoting common stock, voting separately as a class, is required to amend Banner’s articles of incorporation to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Banner nonvoting common stock.

Except with respect to voting, Banner nonvoting common stock and Banner common stock have the same rights, preferences and privileges, share ratably in all assets of the corporation upon its liquidation, dissolution or winding-up, are entitled to receive dividends (other than certain stock dividends described in the next sentence) in the same amount per share and at the same time, as and if declared by Banner’s board of directors, and are equal and identical in all other respects as to all other matters. In the event of any stock dividend having the effect of a stock split, stock combination or other reclassification of shares of either the Banner common stock or the Banner Corporation nonvoting common stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, except that holders of Banner Corporation common stock will receive only shares of Banner common stock in respect of their shares of Banner common stock and holders of Banner nonvoting common stock will receive only shares of Banner nonvoting common stock in respect of their shares of Banner nonvoting common stock.

No transfer of shares of Banner nonvoting common stock by the initial holders of those shares (or such holders’ affiliates) is permitted, except for specified permitted transfers or transfers to affiliates of the initial holders of the nonvoting common stock. Each share of nonvoting common stock will be converted automatically into one share of common stock upon a permitted transfer.

In the event of any merger, consolidation, reclassification or other transaction in which the shares of Banner common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Banner nonvoting common stock will simultaneously be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property that such Banner nonvoting common stock would be entitled to receive if it were converted into a share of Banner common stock immediately prior to such transaction. In case of any offer to repurchase shares, pro rata subscription offer, rights offer or similar offer to holders of Banner common stock, Banner is required to provide the holders of Banner nonvoting common stock the right to participate.

Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock offered by us for sale will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the applicable articles of amendment to our articles of incorporation with respect to the establishment of a series of preferred stock, which will be filed with the SEC in connection with the offering of such series of preferred stock.

General. Our articles of incorporation permit our board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects – Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation of the series of preferred stock and the number of shares offered;

•	the amount of liquidation preference per share, if any;

•	the price at which the preferred stock will be issued;

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the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

•	any listing of the preferred stock being offered on any securities exchange or other securities market;

•	any voting rights;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether interests in the preferred stock being offered will be represented by depositary shares; and

•	any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank. Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

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senior to all classes of common stock and all equity securities issued by us, the terms of which specifically provide that they will rank junior to the preferred stock (referred to as the “junior securities”);

•	equally with all equity securities issued by us, the terms of which specifically provide that they will rank equally with the preferred stock (referred to as the “parity securities”); and

•	junior to all equity securities issued by us, the terms of which specifically provide that they will rank senior to the preferred stock.

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation. If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our shareholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption. We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our board of directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights. Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our articles of incorporation.

Under regulations and interpretations adopted by the Federal Reserve Board and its staff, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities, and a company holding 25% or more of the series, or a lesser percentage if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, to acquire or retain more than 5% of that series. Any other person (other than a bank holding company), either individually or acting through or in concert with others, will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Exchangeability. We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Anti-takeover Effects

The provisions of our articles of incorporation, our bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized Shares. Our articles of incorporation authorize the issuance of 50,000,000 shares of common stock, 5,000,000 shares of non-voting stock and 500,000 shares of preferred stock. These shares of common stock and preferred stock provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Restrictions on Voting Rights. Our articles of incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of our equity securities. Specifically, our articles of incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of our equity securities without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein) then, with respect to each vote in excess of 10% of the voting power of our outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person is entitled to cast only one-hundredth of one vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of our “Continuing Directors” and for our employee benefit plans. Under our articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the articles of incorporation provide that a majority of our Continuing Directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions. These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

Board of Directors. Except with respect to any directors who may be elected by any series of preferred stock, our board of directors is divided into three classes, each of which contains approximately one-third of the members of the board of directors. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our articles of incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Our articles of incorporation provide that the size of the board of directors is not less than five or more than 25 as set in accordance with the bylaws. In accordance with the bylaws, the number of directors is currently set at 11. The articles of incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, will be filled by a vote of two-thirds of the directors then in office and any director so chosen will hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires. The classified board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of incumbent members of the board of directors. The articles of incorporation further provide that a director may be removed from the board of directors prior to the expiration of his term only for cause and only upon the vote of the holders of 80% of the total votes eligible to be cast thereon. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire board of directors, but only with cause, and replace it with persons of such holders’ choice.

Cumulative Voting, Special Meetings and Action by Written Consent. Our articles of incorporation do not provide for cumulative voting for any purpose. Moreover, the articles of incorporation provide that special meetings of shareholders may be called only by our board of directors or by a committee of the board of directors. In addition, our bylaws require that any action taken by written consent must receive the consent of all of the outstanding voting stock entitled to vote on the action taken.

Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The articles of incorporation require the approval of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the approval of the holders of at least 80% of the outstanding shares of each such class or series) and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a “Related Person,” for certain “Business Combinations” involving a Related Person, except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Banner’s board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other entity together with their affiliates (other than tax-qualified benefit plans of Banner) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Banner or an affiliate of such person or entity. Beneficial ownership and affiliate status is determined pursuant to the federal securities laws. The term “Business Combination” is defined to include: (i) any merger or consolidation of Banner with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Banner to a Related Person; (iii) any merger or consolidation of a Related Person with or into Banner or a subsidiary of Banner; (iv) any sale, lease, exchange, transfer or other disposition of certain assets of a Related Person to Banner or a subsidiary of Banner; (v) the issuance of any securities of Banner or a subsidiary of Banner to a Related Person; (vi) the acquisition by Banner or a subsidiary of Banner of any securities of a Related Person; (vii) any reclassification of common stock of Banner or any recapitalization involving the common stock of Banner; or (viii) any agreement or other arrangement providing for any of the foregoing.

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WCBA prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “Acquiring Person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the Acquiring Person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person’s acquisition of 10% or more of the shares, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

Amendment of Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our board of directors by a majority vote of the board of directors and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the provision limiting voting rights, if applicable) is required to amend or repeal certain provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, shareholder nominations and proposals, the approval of certain business combinations, calling special meetings, director and officer indemnification by us and amendment of our bylaws and articles of incorporation. our bylaws may be amended by a majority vote of our board of directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.

Shareholder Nominations and Proposals. Our articles of incorporation generally require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a shareholder meeting to give not less than 30 nor more than 60 days’ advance notice to the Secretary of Banner. The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our articles of incorporation and bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Federal Law. The Bank Holding Company Act of 1956, as amended, or the BHC Act, generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Banks. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of either of the Banks. The Change in Bank Control Act of 1978, as amended, also prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares, which will be evidenced by depositary receipts representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the applicable deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary we select. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

•	all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

•	there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary meeting the requirements specified in the deposit agreement and its acceptance of such appointment.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

We and the selling security holders may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock.

The price of our debt securities, or the price per share of our common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our debt securities, common stock,r preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, or shares of our common stock or preferred stock or depositary shares. Warrants may be issued independently or together with any of our debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of common stock or preferred stock or depositary shares. The warrants may be issued under warrant agreements to be entered into between us and a warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines some of the anticipated general terms and conditions of the warrants. Further terms of the warrants and any applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement is subject to and qualified in its entirety by reference to the actual terms and provisions of the warrants and any applicable warrant agreement.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock or depositary shares purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related debt securities, common stock, preferred stock or depositary shares will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

•	whether the warrants will be issued in registered or bearer form; and

•	any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights to purchase common stock or other securities that we may offer using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including:

•	the record date for determining security holders entitled to the rights distribution;

•	the number of rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the rights;

•	the exercise price of the rights;

•	the steps required to exercise the rights;

•	the date on which the rights will become effective and the date on which the rights will expire;

•	whether the rights will include oversubscription rights, so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the offering to an underwriter or other purchaser under a contractual standby commitment or other arrangement; and

•	our ability to withdraw or terminate the rights offering prior to the expiration date of the rights.

Prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

We may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market. Units will consist of any combination of two or more of the other securities described in this prospectus.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states and other jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or deposit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to other securities represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Banner, the trustees, the warrant agents, the unit agents or any preferred stock depositary, as applicable, will have any responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture for any debt securities, we may at any time and in our sole discretion decide not to have any of such securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent, preferred stock depositary or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

PLAN OF DISTRIBUTION

We and/or selling securityholders, if applicable, may sell the securities in several ways, including :

•	through underwriters or dealers;

•	through agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	directly to purchasers or to a single purchaser;

•	directly to our shareholders, including as a dividend or distribution or in a subscription rights offering; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the price at which such securities are offered, the proceeds to us from such offering, any underwriting discounts and other items constituting underwriters’ compensation, any selling commissions to dealers or agents, any discounts or concessions allowed or reallowed or paid to dealers or agents and any securities exchanges on which such securities may be listed. Dealer and agents participating in offerings of our securities may be deemed to be “underwriters” as that term is defined in the Securities Act.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, in connection with their participation in our offerings.

If we and/or selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The applicable prospectus supplement will state any material relationships between the underwriters and us and the nature of the underwriters’ obligation to take and pay for securities.

Securities also may be offered directly by us and/or selling security holders or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of securities to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. We may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out such short positions, or loan or pledge securities to financial institutions that in turn may sell the securities using this prospectus. We may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

Underwriters and agents may be clients of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities but are not obligated to do so and may cease to do so at any time.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be clients of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Craig Miller, Executive Vice President and General Counsel of Banner Corporation and Breyer & Associates PC, McLean, Virginia. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Banner Corporation as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and the effectiveness of internal control over financial reporting of Banner Corporation as of December 31, 2019, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

5.000% Fixed-to-Floating Rate Subordinated Notes due 2030

PROSPECTUS SUPPLEMENT

Joint Book Running Managers

BofA Securities	Piper Sandler

June 25, 2020